The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement, underlier supplement and prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion

July 2025
Preliminary Pricing Supplement
Dated July 15, 2025
Registration Statement No. 333-283969
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated February 26, 2025,
Underlier Supplement dated February 26, 2025
and Product Supplement MLN-EI-1 dated February 26, 2025)

STRUCTURED INVESTMENTS
Opportunities in International Equities
Dual Directional Trigger Jump Securities due August 5, 2030
Based on the Value of the EURO STOXX 50® Index
Principal at Risk Securities
The Dual Directional Trigger Jump Securities (the “securities”) will pay no interest and do not guarantee any return of principal at maturity.  At maturity, if the final index value of the underlying index is greater than or equal to the initial index value, investors will receive the stated principal amount of their investment plus the greater of (i) the upside payment and (ii) a return equal to the upside performance of the underlying index. If the final index value is less than the initial index value but greater than or equal to the trigger level, investors will receive at maturity the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 25.00% return. However, if the final index value is less than the trigger level, investors will lose 1% for every 1% that the final index value has fallen below the initial index value. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be as low as zero. Accordingly, the securities do not guarantee any return of principal at maturity and you could lose up to your entire investment in the securities.  The securities are for investors who seek an index-based return and who are willing to risk their principal and forgo current income in exchange for the upside payment, absolute return and trigger features. The securities are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD” or “we”). The securities are notes issued as part of TD’s Senior Debt Securities, Series H.
All payments on the securities are subject to the credit risk of TD. If TD were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment in the securities. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Underlying index:	EURO STOXX 50® Index (Bloomberg Ticker: “SX5E”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 security)
Coupon:	None
Pricing date:	July 31, 2025
Original issue date:
August 5, 2025 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to one business day before delivery will be required, by virtue of the fact that the securities will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	July 31, 2030, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Maturity date:	August 5, 2030, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per security:
◾        If the final index value is greater than or equal to the initial index value:
$1,000.00 + the greater of (i) the upside payment and (ii) $1,000.00 × underlying return
◾        If the final index value is less than the initial index value but greater than or equal to the trigger level:
$1,000.00 + ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $250.00.
◾        If the final index value is less than the trigger level:
$1,000.00 + ($1,000.00 × underlying return)
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the securities.

Underlying return:	(final index value − initial index value) / initial index value
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Upside payment:	$500.30 per security (50.03% of the stated principal amount)
Trigger level:
75.00% of the initial index value, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation”, as described in the accompanying product supplement.

Initial index value:
The index closing value of the underlying index on the pricing date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation”, as described in the accompanying product supplement.

Final index value:
The index closing value of the underlying index on the valuation date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation”, as described in the accompanying product supplement.

CUSIP/ISIN:	89115HL54 / US89115HL549
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	TD
Agent:	TD Securities (USA) LLC (“TDS”), an affiliate of TD. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”
Estimated value on the pricing date:
The estimated value of your securities at the time the terms of your securities will be set on the pricing date is expected to be between $900.00 and $935.00 per security, as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 9 and “Additional Information About the Securities — Additional information regarding the estimated value of the Securities” herein. The estimated value is expected to be less than the public offering price of the securities.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security:	$1,000.00	$30.00(a) + $5.00(b) $35.00	$965.00
Total:	$●	$●	$●
(1)
TDS will purchase the securities from TD at the price to public less a fee of $35.00 per security. TDS will resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $30.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Additional Information About the Securities — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.
The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are unsecured and are not savings accounts or insured deposits of a bank. The securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The securities will not be listed or displayed on any securities exchange or electronic communications network.
We will deliver the securities in book-entry only form through the facilities of The Depository Trust Company on the original issue date against payment in immediately available funds.
Product supplement dated February 26, 2025	Underlier supplement dated February 26, 2025	Prospectus dated February 26, 2025

Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Additional Information About TD and the Securities
You should read this pricing supplement together with the prospectus dated February 26, 2025, as supplemented by the product supplement MLN-EI-1 dated February 26, 2025 and the underlier supplement dated February 26, 2025, relating to our Senior Debt Securities, Series H, of which these securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.
In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and in “Risk Factors” in the prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
♦	Prospectus dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
♦	Underlier Supplement dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
♦	Product Supplement MLN-EI-1 dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, “TD”, “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
TD reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, TD will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case TD may reject your offer to purchase.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Investment Overview
Dual Directional Trigger Jump Securities
Principal at Risk Securities
The Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due August 5, 2030 can be used:
•
As an alternative to direct exposure to the underlying index that provides a minimum positive return equal to the upside payment if the final index value is greater than or equal to the initial index value and offers an uncapped 1-to-1 participation in the underlying index appreciation of greater than the return represented by the upside payment; however, by investing in the securities, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”) or any interest payments. You should carefully consider whether an investment that does not provide for any dividends or interest payments is appropriate for you.

•	To provide a positive return for a limited range of negative performance of the underlying index.
•
To provide limited protection against a loss of principal in the event of a decline of the underlying index but only if the final index value is greater than or equal to the trigger level. If the final index value is less than the trigger level, the securities are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 5 years
Upside payment:	$500.30 per security (50.03% of the stated principal amount)
Trigger level:	75.00% of the initial index value
Coupon:	None
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the securities.
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Key Investment Rationale
Investors can use the securities to earn a minimum positive return equal to the upside payment if the final index value is greater than or equal to the initial index value, an uncapped 1-to-1 participation in any underlying index appreciation of greater than the return represented by the upside return and, through the absolute return feature, a positive return for a limited range of negative performance of the underlying index. If the final index value is greater than or equal to the initial index value, investors will receive the stated principal amount of their investment plus the greater of (i) the upside payment and (ii) $1,000 multiplied by the underlying return of the underlying index. If the final index value is less than the initial index value but greater than or equal to the trigger level, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 25.00% return. However, if the final index value is less than the trigger level, investors will lose 1% for every 1% that the final index value falls below the initial index value. Investors may lose up to their entire investment in the securities. All payments on the securities are subject to the credit risk of TD. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the securities.
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the securities do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.
Upside Scenario
If the final index value is greater than or equal to the initial index value, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) the upside payment of $500.30 per security and (ii) $1,000 multiplied by the underlying return.

Absolute Return Feature	The securities offer investors an opportunity to earn a positive return if the final index value is less than the initial index value but greater than or equal to the trigger level.
Absolute Return Scenario
If the final index value is less than the initial index value but is greater than or equal to the trigger level, which is 75% of the initial index value, at maturity you will receive a 1% positive return for each 1% negative return of the underlying index. For example, if the final index value is 5% less than the initial index value, the securities will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 25.00% return at maturity.

Downside Scenario
If the final index value is less than the trigger level, at maturity you will receive significantly less than the stated principal amount per security, if anything, resulting in a percentage loss of your investment equal to the underlying return. For example, if the underlying return is -35%, each security will redeem for $650.00, or 65% of the stated principal amount. There is no minimum payment on the securities and you could lose up to your entire investment in the securities.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Investor Suitability
The securities may be suitable for you if:
■	You fully understand and are willing to accept the risks of an investment in the securities, including the risk that you may lose up to 100% of your investment in the securities
■
You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that, if the final index value is less than the trigger level, has the same downside market risk as that of a hypothetical direct investment in the underlying index or the index constituent stocks

■	You believe that the final index value will be greater than or equal to the initial index value, or less than the initial index value but greater than or equal to the trigger level
■
You understand and accept that a decrease in the value of the underlying index from the initial index value to a final index value that is less than the trigger level will result in a loss of a significant portion or all of your investment

■	You can tolerate fluctuations in the market prices of the securities prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You do not seek current income from your investment and are willing to forgo any dividends paid on the index constituent stocks
■	You are willing and able to hold the securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the securities
■	You understand and are willing to accept the risks associated with the underlying index
■
You are willing to assume the credit risk of TD for all payments under the securities, and you understand that if TD defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The securities may not be suitable for you if:
■	You do not fully understand or are unwilling to accept the risks of an investment in the securities, including the risk that you may lose up to 100% of your investment
■	You require an investment that provides for full or at least partial protection against loss of principal
■
You are not willing to make an investment that, if the final index value is less than the trigger level, has the same downside market risk as that of a hypothetical direct investment in the underlying index or the index constituent stocks

■
You believe that the final index value will be less than the trigger level or you do not understand or cannot accept that your potential positive return from the absolute return feature is limited by the trigger level

■	You cannot tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks
■	You are unable or unwilling to hold the securities to maturity, a term of approximately 5 years, or seek an investment for which there will be an active secondary market
■	You do not understand or are not willing to accept the risks associated with the underlying index
■	You are not willing to assume the credit risk of TD for all payments under the securities, including any repayment of principal

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
How the Dual Directional Trigger Jump Securities Work
Hypothetical Examples
The below examples are based on the following terms and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement).
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. Any payments on the securities are subject to our credit risk.
Stated principal amount:	$1,000.00 per security
Hypothetical initial index value:	100.00
Upside payment:	$500.30 per security (50.03% of the stated principal amount)
Trigger level:	75.00, which is 75.00% of the initial index value
Minimum payment at maturity:	None
EXAMPLE 1: The underlying index increases over the term of the securities and the underlying return is less than the return represented by the upside payment.
Final index value	120.00
Underlying return	(120.00 – 100.00) / 100.00 = 20.00%
Payment at maturity	= $1,000.00 + the greater of (i) the upside payment and (ii) $1,000 × underlying return
= $1,000.00 + $500.30
= $1,500.30
In Example 1, the final index value is greater than or equal to the initial index value and the underlying return is 20.00%. Under the terms of the securities, investors will receive at maturity the stated principal amount plus the upside payment, resulting in a payment at maturity of $1,500.30 per security (a total return of 50.03%).
EXAMPLE 2: The underlying index increases over the term of the securities and the underlying return is greater than the return represented by the upside payment.
Final index value	160.00
Underlying return	(160.00 – 100.00) / 100.00 = 60.00%
Payment at maturity	= $1,000.00 + the greater of (i) the upside payment and (ii) $1,000 × underlying return
= $1,000.00 + ($1,000 × 60.00%)
= $1,000.00 + $600.00
= $1,600.00
In Example 2, the final index value is greater than the initial index value and the underlying return is 60.00%. Under the terms of the securities, investors will receive the stated principal amount at maturity plus a return equal to the underlying return, resulting in a payment at maturity of $1,600.00 per security (a total return of 60.00%).

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
EXAMPLE 3: The underlying index declines over the term of the securities and the final index value is greater than or equal to the trigger level.
Final index value	90.00
Underlying return	(90.00 – 100.00) / 100.00 = -10.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × absolute underlying return) = $1,000.00 + ($1,000.00 × |-10.00%|) = $1,100.00
In Example 3, the final index value is less than the initial index value but greater than or equal to the trigger level and the underlying return is -10.00%. Under the terms of the securities, investors will receive the stated principal amount at maturity plus a positive return equal to the absolute value of the percentage decline, resulting in a payment at maturity of $1,100.00 per security (a total return of 10.00%).
EXAMPLE 4: The underlying index declines over the term of the securities and the final index value is less than the trigger level.
Final index value	40.00
Underlying return	(40.00 – 100.00) / 100.00 = -60.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × underlying return)
= $1,000.00 + ($1,000.00 × -60.00%)
= $1,000.00 - $600.00
= $400.00
In Example 4, the final index value is less than the trigger level and the underlying return is -60.00%. Because the final index value is less than the trigger level, investors are fully exposed to the decline of the final index value of the underlying index relative to the initial index value, resulting in a payment at maturity of $400.00 per security (a return on investment of -60.00%).
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the securities.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Risk Factors
The securities involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the securities. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus. Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.
Risks Relating to Return Characteristics
◾
Risk of significant loss at maturity; you may lose up to your entire investment. The securities differ from ordinary debt securities in that TD will not necessarily repay the stated principal amount of the securities at maturity. If the final index value is less than the trigger level, you will lose 1% of your principal for every 1% that the final index value falls below the initial index value. You may lose up to your entire investment in the securities.

◾
The stated payout from the issuer applies only at maturity. You should be willing to hold your securities to maturity. The stated payout, including the potential to benefit from the absolute return feature, is available only if you hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the securities even if the then-current value of the underlying index is greater than or equal to the trigger level.

■
The potential positive return on the securities from any negative performance of the underlying index is limited by the trigger level and the return on the securities may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value. If the final index value is less than the initial index value but greater than or equal to the trigger level, you will receive at maturity $1,000 plus a return equal to the absolute underlying return, which will reflect a 1% positive return for each 1% negative return on the underlying index. However, due to the trigger level, your return from the absolute return feature is effectively limited to 25.00% and the return on the securities may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value. While a final index value that is equal to or only slightly greater than the trigger level will result in a positive return equal to the absolute underlying return, a further decline in the level of the underlying index to a final index value that is less than the trigger level would instead result in a percentage loss on the securities that is equal to the underlying return. The return on the securities in these two scenarios is significantly different despite only a small relative difference in the underlying return.

■	You will not receive any interest payments. TD will not pay any interest with respect to the securities.
■
The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-trading days and certain market disruption events. If the value of the underlying index falls on the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index at any time prior to such drop. Although the actual value of the underlying index on the maturity date or at other times during the term of the securities may be more favorable to you than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

■
Owning the securities is not the same as owning the index constituent stocks. The return on your securities may not reflect the return you would realize if you actually owned the index constituent stocks. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the index constituent stocks, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your securities. In addition, as an owner of the securities, you will not have voting rights or any other rights that a holder of the index constituent stocks may have.

■
The absolute return feature is not the same as taking a short position directly in the underlying index or any index constituent stocks. The return on your securities will not reflect the return you may realize if you actually took a short position directly in the underlying index or any index constituent stocks. Unlike a direct short position in the underlying index or the index constituent stocks, which would entitle you to fully benefit from any depreciation of the underlying index or such index constituent stocks, you will not benefit from any depreciation of the underlying index beyond an underlying return of -25.00%. To the contrary, an underlying return of less than -25.00% will expose you on a 1-for-1 basis to the negative performance of the underlying index, and you lose up to your entire investment in the securities, as described above.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Risks Relating to Characteristics of the Underlying Index
■
An investment in the securities involves market risk associated with the underlying index. The return on the securities, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The value of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks and their issuers (the “index constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the securities, should make your own investigation into the underlying index and the index constituent stocks.

■
There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall and there can be no assurance that the final index value will be greater than or equal to the trigger level. The final index value (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing a significant portion or all of your investment in the securities.

◾
The underlying index reflects price return, not total return. The return on the securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on your securities will not include such a total return feature or dividend component.

◾
The securities will not be adjusted for changes in exchange rates related to the U.S. dollar. Although the index constituent stocks trade in euros, the securities are denominated in U.S. dollars. The calculation of the amount payable on the securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the value of the underlying index and, accordingly, the amount payable on the securities. You will not benefit from any appreciation of the euro relative to the U.S. dollar, which you would have had you owned such stocks directly.

◾
The securities are subject to non-U.S. securities market risk. The underlying index is subject to risks associated with non-U.S. securities markets, specifically that of the Eurozone. An investment in securities, such as the securities, linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

◾
Changes affecting the underlying index, including a change in law event, could have an adverse effect on the market value of, and any amount payable on, the securities. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the value of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the value of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the market value of, and any amount payable on, the securities.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Further, if a change in law event (as defined in the product supplement) occurs and the index sponsor does not take actions to comply with such law(s), the calculation agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the securities may be adversely affected.
◾
There is no affiliation between the index sponsor and TD, and TD is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsor. However, we and our affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions. You, as an investor in the securities, should conduct your own independent investigation of the index sponsor and the underlying index. The index sponsor is not involved in the securities offered hereby in any way and has no obligation of any sort with respect to your securities. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amounts payable on, your securities.

◾
Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the index constituent stocks of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the securities. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the market value of the securities has declined.

Risks Relating to Estimated Value and Liquidity
◾
The estimated value of your securities is expected to be less than the public offering price of your securities. The estimated value of your securities on the pricing date is expected to be less than the public offering price of your securities. The difference between the public offering price of your securities and the estimated value of the securities reflects costs and expected profits associated with selling and structuring the securities, as well as hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

◾
The estimated value of your securities is based on our internal funding rate. The estimated value of your securities on the pricing date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the securities generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the securities to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the securities is expected to increase the estimated value of the securities at any time.

◾
The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models when the terms of the securities are set, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially less than the estimated value of the securities determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
◾
The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your securities and may be less than the estimated value of your securities. The estimated value of the securities is not a prediction of the prices at which the agent, other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the securities, as well as hedging our obligations under the securities, secondary market prices of your securities will likely be less than the public offering price of your securities. As a result, the price at which the agent, other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be less than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

◾
The temporary price at which the agent may initially buy the securities in the secondary market may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the securities in the secondary market (if the agent makes a market in the securities, which it is not obligated to do) may exceed the estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the original issue date of the securities, as discussed further under “Additional Information About the securities — Additional information regarding the estimated value of the securities”. The price at which the agent may initially buy or sell the securities in the secondary market may not be indicative of future prices of your securities.

◾
The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

◾
There may not be an active trading market for the securities — sales in the secondary market may result in significant losses. There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or electronic communications network. The agent or another one of our affiliates may make a market for the securities; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the securities develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your securities in any secondary market could be substantial. If you sell your securities before the maturity date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the underlying index, and as a result, you may suffer substantial losses.

◾
If the value of the underlying index changes, the market value of your securities may not change in the same manner. Your securities may trade quite differently from the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your securities. Even if the closing value of the underlying index remains greater than or equal to the trigger level or increases to greater than the initial index value during the term of the securities, the market value of your securities may not increase by the same amount and could decline.

Risks Relating to General Credit Characteristics
◾
Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the securities. Although the return on the securities will be based on the performance of the underlying index, the payment of any amount due on the securities is subject to TD’s credit risk. The securities are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the securities and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the securities. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the securities.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Risks Relating to Hedging Activities and Conflicts of Interest
◾
There are potential conflicts of interest between you and the calculation agent. The calculation agent will, among other things, determine the amount payable on the securities. We will serve as the calculation agent and may appoint a different calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying index has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the calculation agent may affect the return on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

◾
The valuation date, and therefore the maturity date, are subject to market disruption events and postponements. The valuation date, and therefore the maturity date, are subject to postponement as described in the product supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement.

◾
Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the securities. We, the agent and/or our other affiliates may hedge our obligations under the securities by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying index or one or more index constituent stocks, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the underlying index or one or more index constituent stocks.

These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the securities.
We, the agent and/or our other affiliates may, at present or in the future, engage in business with one or more underlying index Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the agent’s and/or our other affiliates’ obligations, and your interests as a holder of the securities. Moreover, we, the agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the underlying index or one or more index constituent stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities by us and/or our other affiliates may affect the value of the underlying index and, therefore, the market value of, and return on, the securities.
Risks Relating to Canadian and U.S. Federal Income Taxation
◾
Significant aspects of the tax treatment of the securities are uncertain. Significant aspects of the U.S. tax treatment of the securities are uncertain. You should read carefully the section entitled “Material U.S. federal income tax consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the securities.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please see the discussion in the prospectus under “Tax Consequences – Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the securities and receiving the payment that might be due under the securities.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Information About the Underlying Index
All disclosures contained in this document regarding the underlying index are derived from publicly available information. TD has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index. You should make your own investigation into the underlying index.
EURO STOXX 50® Index
We have derived all information regarding the EURO STOXX 50® Index (“SX5E”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited (its “Index Sponsor” or “STOXX”).
SX5E is published by STOXX, but STOXX has no obligation to continue to publish SX5E, and may discontinue publication of SX5E at any time. SX5E is determined, comprised and calculated by STOXX without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — The EURO STOXX 50® Index”, SX5E covers 50 stocks of market sector leaders mainly from 8 Eurozone countries: Belgium, Finland, France, Germany, Ireland, Italy, the Netherlands and Spain. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Information as of market close on July 14, 2025:
Bloomberg Ticker Symbol:	SX5E <Index>	52 Week High (on March 3, 2025):	5,540.69
Current Index Value:	5,370.85	52 Week Low (on August 5, 2024):	4,571.60
52 Weeks Ago (on July 12, 2024):	5,043.02

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Historical Information
The table below sets forth the published high and low index closing values, as well as the end-of-quarter index closing values, of the underlying index for the specified period. The index closing value of the underlying index on July 14, 2025 was 5,370.85 (the “hypothetical initial index value”). The graph below sets forth the index closing values of the underlying index for each day from January 1, 2020 through July 14, 2025. The dotted line represents the hypothetical trigger level of 4,028.1375, which is equal to 75% of the hypothetical initial index value. The actual initial index value and trigger level will be determined on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. TD has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including the valuation date.
EURO STOXX 50® Index	High	Low	Period End
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,331.53	3,793.62
2023
First Quarter	4,315.05	3,856.09	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter	4,549.44	4,014.36	4,521.44
2024
First Quarter	5,083.42	4,403.08	5,083.42
Second Quarter	5,100.90	4,839.14	4,894.02
Third Quarter	5,067.45	4,571.60	5,000.45
Fourth Quarter	5,041.01	4,729.71	4,895.98
2025
First Quarter	5,540.69	4,871.45	5,248.39
Second Quarter	5,454.65	4,622.14	5,303.24
Third Quarter (through July 14, 2025)	5,445.65	5,282.43	5,370.85

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
EURO STOXX 50® Index – Daily Index Closing Values January 1, 2020 to July 14, 2025

6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025

This document relates only to the securities offered hereby and does not relate to the underlying index or other securities linked to the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index.
Neither TD nor any of its affiliates makes any representation to you as to the performance of the underlying index.

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities
Additional Information About the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Trustee:	The Bank of New York
Calculation agent:	TD
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Canadian bail-in:	The securities are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Applicable, as described in the product supplement
Terms incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying index	reference asset
	index constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	index closing value	closing level
	initial index value	initial level
	final index value	final level
	trigger level	barrier level
Additional information regarding the estimated value of the securities:
The final terms for the securities will be determined on the date the securities are initially priced for sale to the public, which we refer to as the pricing date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the securities are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, estimated costs which we may incur in connection with the securities and the estimated cost which we may incur in hedging our obligations under the securities. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the securities.
On the cover page of this pricing supplement, we have provided the estimated value range for the securities. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the securities and our internal funding rate. For more information about the estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the securities. For more information see the discussion under “Risk Factors — Risks Relating to Estimated Value and Liquidity — The estimated value of your securities is based on our internal funding rate”.
Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which the agent may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, the agent or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the securities in the secondary market, if any, may exceed our

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Dual Directional Trigger Jump Securities due August 5, 2030 Based on the Value of the EURO STOXX 50® Index Principal at Risk Securities

estimated value on the pricing date for a temporary period expected to be approximately 6 weeks after the original issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities which we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:
Please see the discussion in the prospectus under “Tax Consequences – Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the securities. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Material U.S. federal income tax consequences:
The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the securities, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your securities as prepaid derivative contracts with respect to the underlying index. If your securities are so treated, you should generally recognize long-term capital gain or loss if you hold your securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your securities. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement. There may be also a risk that the IRS could assert that the securities should not give rise to long-term capital gain or loss because the securities offer, at least in part, short exposure to the underlying index.
Section 1297. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the securities. U.S. holders should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Except to the extent otherwise required by law, TD intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is

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possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the securities.
Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if the securities are offered to non-U.S. holders, you should generally not be subject to U.S. withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the underlying index and our determination that the securities are not “delta-one” with respect to the underlying index or any index constituent stocks, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, any index constituent stocks or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules. If you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the securities should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an

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investment in the securities.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their securities through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The securities may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the securities at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the index constituent stock issuers).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):
We have appointed TDS, an affiliate of TD, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, TDS will purchase the securities from TD at the price to public less a fee of $35.00 per security. TDS will resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $35.00 reflecting a fixed sales commission of $30.00 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells. TD or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which TD and an affiliate of Morgan Stanley Wealth Management have an ownership interest, for providing certain electronic platform services with respect to this offering.

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Conflicts of Interest — TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the securities will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the securities. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the securities after their initial sale. If a purchaser buys the securities from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of sales in Canada and to Canadian residents:	The securities may not be offered, sold or otherwise made available directly or indirectly in Canada or to any resident of Canada.
Prohibition on sales to EEA retail investors:
The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition on sales to United Kingdom retail investors:
The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom ( “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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